PRESS RELEASE                  FOR IMMEDIATE RELEASE

MEDIA CONTACT:                 Sheli L. Fyock, Asst. Secretary/Marketing Officer
                               Irwin Bank & Trust Company
                               309 Main Street
                               Irwin, Pennsylvania 15642
                               Telephone:  724-978-2705
                               E-mail:  sfyock@irwinbank.com

            IBT BANCORP, INC. DEBUTS ON THE AMERICAN STOCK EXCHANGE
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IRWIN, Pa, April 1, 2003: IBT Bancorp, Inc., the holding company of Irwin Bank &
Trust Company, today announced its debut on the American Stock Exchange (AMEX:IRW). President and CEO, Charles G. Urtin rang the opening bell to begin the days trading at the Amex to commemorate the listing of the company's common stock.

"We are very excited to be listed on the American Stock Exchange," said Mr. Urtin. "With our stock trading on the Amex, we hope to have additional exposure and performance related to our solid financial successes of recent quarters."

IBT Bancorp, Inc.'s net income for the three months ended December 31, 2002 increased $240,000 to $2,072,000, or $.70 per diluted earnings per share, from $1,832,000, or $.61 per diluted earnings per share, for the comparable 2001 quarter. Net income for the year ended December 31, 2002 increased $1,472,000, to $8,937,000, or $2.99 per diluted earnings per share, from $7,465,000, or $2.49 per diluted earnings per share, for the comparable 2001 period.

Since December 31, 1998, fully diluted earnings per share has increased an average of 11.8% per year, cash dividends have increased an average of 17% per year and assets have grown an average 9% per year.

About IBT Bancorp, Inc.
-----------------------

IBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank & Trust Company. The bank operates through its main office, five branch offices, a loan center, and a trust office, as well as through five supermarket branches under the name "Irwin Bank Extra" located in the Pennsylvania counties of Westmoreland and Allegheny. For more information please visit www.myirwinbank.com.
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IBT Bancorp, Inc.
Press Release
Page 2


Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.